                                                                     EXHIBIT 2




                            STOCK PURCHASE AGREEMENT




                                     ******



                                NOVACARE, INC.,

                               NC RESOURCES, INC.



                                      AND



                            HEALTHSOUTH CORPORATION




                            DATED:  FEBRUARY 3, 1995

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS



                                                              ARTICLE 1
                                                             DEFINITIONS

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.2  Index of Other Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

                                                              ARTICLE 2
                                                          BASIC TRANSACTIONS

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.1  Conveyance of RSC Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.2  Purchase Price; Post Closing Adjustment . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.3  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 2.4  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.5  Use of Names and Manuals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.6  Procedure for Consents or Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 2.7  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 2.8  Resolution of Cooperative Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 2.9  Guaranty by NovaCare  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                                              ARTICLE 3
                                               REPRESENTATIONS AND WARRANTIES OF SELLER

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         Section 3.1  Organization and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         Section 3.2  RSC and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 3.3  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 3.4  Absence of Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 3.5  Private Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 3.6  Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 3.7  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 3.8  Title to Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 3.9  Contracts and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Section 3.10  Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Section 3.11  Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Section 3.12  Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Section 3.13  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.14  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.15  Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.16  Financial Information and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.17  Changes Since Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 3.18  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 3.19  Lists of Other Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16




                                      (i)

                                                              ARTICLE 4
                                               REPRESENTATIONS AND WARRANTIES OF BUYER

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         Section 4.1  Organization and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         Section 4.2  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         Section 4.3  Absence of Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 4.4  Private Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 4.5  Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 4.6  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 4.7  Qualified for Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 4.8  Financial Ability to Perform  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 4.9  No Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 4.10  Disposal of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                                              ARTICLE 5
                                                       COVENANTS OF EACH PARTY

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 5.1  Efforts to Consummate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 5.2  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 5.3  Further Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 5.4  Cooperation Respecting Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 5.5  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 5.6  Announcements; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         Section 5.7  Cost Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                                                              ARTICLE 6
                                                    ADDITIONAL COVENANTS OF SELLER

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Section 6.1  Conduct Pending Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Section 6.2  Access and Information; Environmental Survey; Remediation or Adjustment . . . . . . . . . 23
         Section 6.3  Updating  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 6.4  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 6.5  Filing of Cost Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                                              ARTICLE 7
                                                    ADDITIONAL COVENANTS OF BUYER

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 7.1  Waiver of Bulk Sales Law Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 7.2  Cost Reports and Audit Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 7.3  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25






                                     (ii)

                                                              ARTICLE 8
                                                    BUYER'S CONDITIONS TO CLOSING

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 8.1  Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 8.2  Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 8.3  Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 8.4  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 8.5  Absence of Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 8.6  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         Section 8.7  Receipt of Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         Section 8.8  Certificates of Need  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                                              ARTICLE 9
                                                    SELLER'S CONDITIONS TO CLOSING

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Section 9.1  Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Section 9.2  Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . 27
         Section 9.3  Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Section 9.4  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Section 9.5  Absence of Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         Section 9.6  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         Section 9.7  Receipt of Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

                                                              ARTICLE 10
                                                             TERMINATION

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section  10.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section  10.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                                              ARTICLE 11
                                                SURVIVAL AND REMEDIES; INDEMNIFICATION

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 11.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 11.2  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 11.3  Indemnity by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Section 11.4  Indemnity by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Section 11.5  Further Qualifications Respecting Indemnification  . . . . . . . . . . . . . . . . . . . 31
         Section 11.6  Procedures Respecting Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . 32









                                     (iii)

                                   ARTICLE 12
                               GENERAL PROVISIONS

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         Section 12.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         Section 12.2  Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 12.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 12.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 12.5  Captions and Paragraph Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 12.6  Entirety of Agreement; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 12.7  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 12.8  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Section 12.9  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Section 12.10  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Section 12.11  Consents Not Unreasonably Withheld  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Section 12.12  Time Is of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35





                                      (iv)

                               LIST OF SCHEDULES

                 A-1              Subsidiaries and Their
                                  Respective States of Incorporation and
                                  Qualification

                 A-2              Facilities

                 1.1-1            Leased Real Property

                 1.1-2            Other Contracts

                 1.1-3            Owned Real Property

                 1.1-5            Transferred Business Names

                 2.3              Excluded Assets

                 2.4              Employee Pension Benefit Plans

                 3.7              Brokers

                 3.13             Litigation

                 3.16(a)          EBITDA Statements

                 3.16(b)          Balance Sheet

                 3.19(a)          Depreciation Schedule

                 3.19(b)          Personal Property Leases

                 3.19(c)          Insurance

                 3.19(d)          Employee Benefit Arrangements

                 3.19(f)          Material Licenses

                 7.3              Bonds, Letters of Credit, etc.





                                      (v)

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, made and entered into as of the 3d day of February, 1995, by and among NOVACARE, INC., a Delaware corporation ("NovaCare"), NC RESOURCES, INC., a Delaware corporation ("Seller"), and HEALTHSOUTH CORPORATION, a Delaware corporation ("Buyer").


                             W I T N E S S E T H :


         WHEREAS, Seller owns all of the issued and outstanding capital stock of Rehab Systems Company, a Delaware corporation ("RSC");

         WHEREAS, through subsidiary corporations identified on Schedule A-1 hereto (each, a "Subsidiary", and collectively, the "Subsidiaries"), RSC engages in the business of delivering rehabilitative health care services to the public through 11 rehabilitation hospitals, five community re-entry centers, five sub-acute units and two satellite outpatient facilities, all of which are identified on Schedule A-2 (the "Facilities");

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock of RSC (the "RSC Shares"), such transaction being referred to herein as the "Transaction"; and

         WHEREAS, NovaCare is the ultimate parent of Seller and is willing to guarantee the obligations of Seller hereunder.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto to hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:


                 "Affiliate" of a specified person shall mean any corporation, partnership, sole proprietorship or other person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Cost Report" shall mean the cost report required to be filed, as of the end of a provider cost year or for any other required period, with cost-based Payors with respect to cost reimbursement.

                 "Cost Report Settlements" shall mean all right, title and interest of RSC or any Subsidiary in assets resulting from the finalization with Payors of amounts due with respect to Cost Reports.

                 "Equipment" means fixed machinery and equipment, other fixtures and fittings, movable plant, machinery, equipment and furniture, trucks, tractors, trailers, and other vehicles, tools and other similar items of tangible personal property (i) that are not consumed, disposed of or held for sale or as Inventory in the ordinary course of business, and (ii) that are owned or leased by or consigned to RSC or any Subsidiary as of the closing.

                 "Inventory" means all of RSC's or any Subsidiary right, title and interest in and to inventories and supplies, drugs, food, janitorial and office supplies, maintenance and shop supplies, and other similar items of tangible personal property intended to be consumed, disposed of or sold, in the ordinary course of business that are owned by or consigned to RSC or any Subsidiary as of the Closing.

                 "Knowledge" of a party shall mean the collective knowledge of the persons who serve as of the date of this Agreement as the duly elected officers of such party.

                 "Laws" shall mean all statutes, rules, regulations, ordinances, orders, codes, permits, licenses and agreements with or of federal, state, local and foreign governmental and regulatory authorities and any order, writ, injunction or decree issued by any court, arbitrator or governmental agency or in connection with any judicial, administrative or other non-judicial proceeding (including, without limitation, arbitration or reference).

                 "Leased Real Property" shall mean the land, Facilities and real property improvements (whether owned or leased) which are held by RSC or any Subsidiary pursuant to the Real Property Leases and which are identified in
Schedule 1.1-1, together with all construction work-in-progress in respect thereof and rights, privileges and easements appurtenant thereto.

                 "Licenses" shall mean certificates of need, accreditations, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations.

                 "Other Contracts" shall mean all contracts and agreements to which RSC or any Subsidiary is a party as of the Closing, other than Real Property Leases, including, but not limited to the contracts identified on
Schedule 1.1-2, which contains a list of the following categories of Other
Contracts: constructions contracts relating to construction work-in-progress at a Facility; equipment leases (whether operating or capitalized leases), installment purchase contracts where the annualized lease or installment payments exceed $25,000; contracts or arrangements binding on a Subsidiary or a Facility which contain any covenant not to compete or otherwise significantly restrict the nature of the business activities in which such Subsidiary or Facility may engage; employment contracts, if any, between RSC, any Subsidiary or any Facility and any person providing services for such Facility; collective bargaining agreements, if any; Medicare and Medicaid provider numbers and provider agreements, and provider agreements with other Payors; and any other contracts pursuant to which RSC or any Subsidiary paid or received over $25,000 during its last fiscal year; provided, however, that Schedule 1.1-2 need not list an Other Contract if all material obligations of RSC and/or the Subsidiary thereunder have been, or prior to the Closing will be, completed or RSC, or RSC or the Subsidiary is entitled, or has or by the Closing will have exercised a right, to terminate the contract without penalty on 90 days' notice or less.

                 "Owned Real Property" shall mean the real property owned in fee by RSC or any Subsidiary that is identified on Schedule 1.1-3, together with the Facilities located thereon, construction work-in-progress, and all other buildings and improvements thereon, and all rights, privileges, permits and easements appurtenant thereto.

                 "Payor" shall mean Medicare, Medicaid, CHAMPUS and Medically Indigent Assistance programs, Blue Cross, Blue Shield or any other third party payor (including an insurance company), or any health care provider (such as a health maintenance organization, preferred provider organization, peer review organization, or any other managed care program).

                 "Prepayments" shall mean advance payments, prepayments, prepaid expenses, deposits and the like made by RSC or any Subsidiary in the ordinary course of business prior to the Closing, which exist as of the Closing and with respect to which RSC or any Subsidiary will receive the benefit after the Closing, and other items recorded as prepaid expenses by RSC and the Subsidiaries.

                 "Real Property Leases" shall mean all leases pursuant to which RSC or any Subsidiary holds a leasehold interest in land, Facilities and/or real property improvements, all of which are identified on Schedule 1.1-4.

                 "Receivables" shall mean all of RSC's or any Subsidiary's right, title and interest as of the Closing in and to accounts receivable recorded by RSC or such Subsidiary as an account receivable from Payors, patients and other third parties, including, but not limited to, Cost Report Settlements.

                 "Taxes" shall mean (i) all federal, state, county and local sales, use, property, payroll, recordation and transfer taxes, (ii) all state, county and local taxes, levies, fees, assessments or surcharges (however designated, including privilege taxes, room or bed taxes and user fees) which are based on the gross receipts, net operating revenues or patient days of a Facility for a period ending on, before or including the Closing Date (as defined in Section 2.7) or a formula taking any one of the foregoing into account, and (iii) any interest, penalties and additions to tax attributable to any of the foregoing.

                 "Transferred Business Names" means all right, title and interest of RSC or any Subsidiary in and to the business names set forth in
Schedule 1.1-5.

         Section 1.2 Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

                 DEFINED TERM                                       SECTION
                 ------------                                       -------
                 Balance Sheet                                      3.16(b)
                 Buyer                                              Preamble
                 Charter Documents                                  3.4
                 Claim Notice                                       11.6
                 Closing                                            2.7
                 Closing Balance Sheet                              2.2(b)
                 Closing Date                                       2.7
                 Consultant                                         6.2(b)
                 Current Cost Reports                               5.7(a)
                 EBITDA                                             3.16(a)

                 EBITDA Statements                                  3.16(a)
                 Employee Benefit Arrangements                      3.18(d)
                 Environmental Regulations                          3.15(a)
                 Environmental Survey                               6.2(b)
                 ERISA                                              2.4
                 Excluded Assets                                    2.3
                 Facilities                                         Recitals
                 Financial Schedule                                 3.16
                 Hazardous Materials                                3.15
                 HSR Act                                            3.4
                 Indemnitee                                         11.5
                 Indemnitor                                         11.5(a)
                 Losses                                             11.3(a)
                 Manuals                                            2.5(b)
                 Material Adverse Effect                            3.4
                 NovaCare                                           Preamble
                 Panel                                              2.8
                 Pension Plans                                      2.14
                 Permitted Encumbrances                             3.8
                 Post-Closing Adjustment Amount                     2.2(b)
                 Prior Cost Reports                                 5.7(b)
                 Purchase Price                                     2.2(a)
                 Related Agreements                                 3.4
                 Seller                                             Preamble
                 Subsidiaries                                       Recitals
                 Termination Date                                   10.1(b)
                 Third Party Claims                                 11.5(a)
                 Transaction                                        Recitals
                 Working Capital                                    2.2(b)


                                   ARTICLE 2
                               BASIC TRANSACTIONS

         Section 2.1 Conveyance of RSC Shares. On the Closing Date, Seller will convey, transfer and assign to Buyer all the Seller's right, title and interest in and to the RSC Shares, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

         Section 2.2 Purchase Price; Post-Closing Adjustment. (a) The purchase price (the "Purchase Price") in the aggregate for all of the RSC Shares shall be $215,000,000, as adjusted pursuant to this Section 2.2, which price is based upon the retention by RSC and the Subsidiaries of all assets which they own or lease immediately prior to the Closing, including, but not limited to, working capital and Receivables, subject only to Section 2.3 below.

                 (b) Within 30 days after the Closing, Seller shall deliver to Buyer a balance sheet (the "Closing Balance Sheet") of RSC as of the Closing Date, which shall be prepared in accordance with generally accepted accounting principles, in a manner consistent with the methods and principles used by RSC in preparing its financial statements on the date of this Agreement. Buyer shall provide Seller with access to the books and records of RSC and the Subsidiaries and the cooperation of their employees in connection with such preparation. Seller shall also at that time prepare and deliver a statement computing a "Post-Closing Adjustment Amount" equal to the difference between $26,573,000 and the Working Capital of RSC as reflected on the Closing Balance Sheet. For purposes of this Section 2.2, "Working Capital" shall mean the sum of the following categories on the Closing Balance Sheet: (i) Cash, (ii) Net Patients Accounts Receivable, (iii) Due (To) From Medicare, (iv) Other Accounts Receivable, and (v) Other Current Assets, less (i) Accounts Payable, (ii) Accrued Expenses and (iii) Other Current Liabilities. The following categories shall not be included in the computation of Working Capital: (i) Current Portion of Capital Leases and (ii) Current Portion of Long-Term Debt.

                          RSC and the Subsidiaries have received cash payments,
through the Subsidiary Cost Reports by interim or tentative cost report payments and otherwise, based on Home Office Cost Statements of NovaCare for 1994 and prior years. These amounts have historically been included as a liability in the category Due (To) From Medicare. On the Closing Balance Sheet, these amounts will be reclassified to a liability account entitled NovaCare, Inc. Home Office Liability.

                          Cash held in trust accounts or other funds to pay
indebtedness pursuant to the Trust Indentures and Loan Agreements as amended
(i) by and between Mercer County, West Virginia and American Health Enterprises, Ltd., and (ii) by and between Wood County, West Virginia and West Virginia Rehabilitation Services, Inc. will be included in the category Cash on the Closing Balance Sheet.

                 (c) Buyer shall have a period of 15 days from the date of delivery to it of the Closing Balance Sheet and the Post-Closing Adjustment Amount statement to object to the determination of the Post-Closing Adjustment Amount, computed as aforesaid. In the event of an objection from Buyer, Price Waterhouse, LLP and a public accounting firm chosen by Buyer shall have a period of 15 days in which to review the Closing Balance Sheet and the statement showing Seller's computation of the Post-Closing Adjustment Amount. If the dispute is not resolved in the said 15-day period to the satisfaction of Buyer and Seller, such accounting firms shall have an additional period of 15 days to select a third accounting firm acceptable to both of them to review the Closing Balance Sheet, and to make the final determination of the Post-Closing Adjustment Amount, which determination, absent fraud, shall be conclusive and binding. If Price Waterhouse and the second accounting firm are unable to agree upon a third accounting firm to make the final determination, such an accounting firm shall be appointed in accordance with the then-current rules of the American Arbitration Association. The fees and expenses of the third accounting firm shall be shared equally by Buyer and Seller.

                 (d) Upon the determination of the Post-Closing Adjustment Amount as provided for in the preceding two paragraphs, the Purchase Price to be paid by Buyer hereunder shall be adjusted by the amount of the Post-Closing Adjustment Amount. Such adjustment shall be paid by the appropriate party within ten days after final determination of the Post-Closing Adjustment Amount.

         Section 2.3 Excluded Assets. Notwithstanding any contrary provision of this Agreement, the parties acknowledge and agree that the following described assets of RSC and the Subsidiaries and the assets listed on Schedule
2.3 (collectively, "Excluded Assets") are not intended to be included in the Transaction and that Seller, RSC and the Subsidiaries may take such actions as are reasonably necessary to cause RSC and the Subsidiaries to sign all of their respective right, title and interest in and to such Excluded Assets to Seller (or a person or entity designated by Seller) immediately prior to the Closing: all proprietary materials, documents, information, media, methods and processes owned by Seller, and any and all rights to use the same, including, but not limited to, all intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered) other than the Transferred Business Names, proprietary computer software, proprietary procedures and manuals, promotional and marketing materials (including all marketing and computer hardware and software); provided, however, that Buyer shall have the rights set forth in Section 2.5.

         Section 2.4 Employee Matters. Schedule 2.4 lists all "employee pension benefit plans" ("Pension Plans") within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which employees (as defined in Subsection (b) below) directly employed to work at the Facilities participate. Neither Seller nor RSC nor any Subsidiary is a party to, nor do any such employees participate in, any "multiemployer plans" within the meaning of Section 3(37) of ERISA. Seller shall, or shall cause the Subsidiaries to, (i) terminate as of the Closing Date the active participation of all such employees in the Pension Plans, (ii) cause the Pension Plans to make timely appropriate distributions, to the extent required, to such employees in accordance with, and to the extent permitted by, the terms and conditions of such Pension Plans, and (iii) in connection with the termination of the active participation of all such employees in such Pension Plans, comply, and cause each Pension Plan to comply, with all applicable Laws. Prior to the Closing, Seller shall have delivered to Buyer, for information purposes only, forms of any letters or other written communications which Seller or the Subsidiaries shall distribute generally to such employees notifying them of their rights in respect of their cessation of active participation in the Pension Plans.

         Section 2.5  Use of Names and Manuals.

                 (a) Although trade names of Seller, other than the Transferred Business Names, are Excluded Assets, such names appear on certain fixtures and Equipment, and on supplies, materials, stationery and similar consumable items which will be on hand at the Facilities at the Closing. Notwithstanding that such names are Excluded Assets, Buyer shall be entitled to use such consumable items for a period of three months following the Closing and shall have up to six months following the Closing to remove such names from fixed assets, provided that Buyer shall not send correspondence or other materials to third parties on any stationery that contains a trade name (other than a Transferred Business Name) of Seller or any Affiliate of Seller.

                 (b) Seller hereby grants to Buyer, for the period from the Closing Date through the expiration of the ninetieth day thereafter, the non-exclusive right and license to use, solely in connection with the operation of the Facilities, the clinical policy and procedures manuals of Seller (the "Manuals") presently used at the Facilities. Such license shall be on the following terms and conditions:

                          (i) Buyer shall accept the Manuals in their present condition, "AS IS" and "WITH ALL FAULTS" and without any representation or warranty of any kind whatsoever, either express or implied, by Seller, including, but not limited to, any representation or warranty that the Manuals are adequate for Buyer's operation of the Facilities after the Closing or are in compliance with any Laws;

                          (ii)  Buyer agrees that Seller shall have no
         obligation whatsoever to update or otherwise revise the Manuals, even if Seller or its Affiliates are revising similar manuals at other healthcare facilities, and that Buyer shall have sole responsibility for updating and revising such manuals;

                          (iii) Buyer acknowledges and agrees that the Manuals are confidential and proprietary information of Seller and its Affiliates and Buyer agrees that it will not, directly or indirectly, reproduce, distribute or disclose the contents of the Manuals except as may be required in the operation of the Facilities (including, but not limited to, as may be required by any Laws) and shall exercise due care to otherwise preserve and protect the proprietary nature thereof;

                          (iv) Upon the termination of Buyer's use of the Manuals pursuant to this Section, Buyer shall return to Seller all originals and copies of the Manuals; and

                          (v) Buyer shall diligently implement its own policy and procedure manuals promptly following the Closing Date, and in any event by the date on which the license hereby granted to Buyer terminates.

         Section 2.6 Procedure for Consents or Default. The transfer of the RSC Shares, in the absence of the consent or authorization of a third party, could constitute a breach or default under a lease, agreement, encumbrance, obligation or commitment or could adversely affect the rights, or increase the obligations, of Buyer, Seller, RSC or any Subsidiary with respect thereto. If any such consent or authorization is not obtained before Closing, and transfer of such lease, agreement, encumbrance, obligation or commitment in the absence of such consent or authorization would be ineffective or would adversely affect the rights or increase the obligations of Seller, RSC, a Subsidiary or Buyer, with respect to any such lease, agreement, encumbrance or commitment, so that Buyer would not, in fact, receive all such rights, or assume the obligations of Seller, RSC or such Subsidiary with respect thereto, as they exist prior to Closing, then, in accordance with the procedures described in Section 2.8, Seller and Buyer shall, and Seller shall cause RSC and each Subsidiary to, enter into such reasonable cooperative arrangements as may be reasonably acceptable to both Buyer and Seller (including, without limitation, sublease, agency, management, indemnity or payment arrangements and/or other means to enforce, at the cost and for the benefit of Buyer and any and all rights of RSC and the Subsidiaries against an involved third party) to provide for Buyer the benefits of such items or to relieve Seller from the obligations of such items. The assignment of any contract, lease, agreement, encumbrance, obligation or commitment, including, but not limited to, Medicare, Medicaid and similar provider agreements, which may lawfully be made subject to customary conditions subsequent (such as needs surveys, evaluations of Buyer or other determinations by the counterparties to such agreements) shall be deemed not to constitute a default under, or to in any way adversely affect the rights or increase the obligations of Buyer with respect to, such lease, agreement, encumbrance or commitment, whether or not the counterparty indicates prior to the Closing that such condition or conditions subsequent are likely or not likely to be met.

         Section 2.7 Closing. Subject to the terms and conditions hereof, the consummation of the Transactions (the "Closing") shall occur at a mutually agreeable time and place or places within five business days after the first date on which all of the conditions set forth in Article 8 and Article 9 hereof are capable of being satisfied, but in no event later than the Termination Date set forth in Section 10.1(b). The date on which the Closing actually occurs is referred to herein as the "Closing Date". The Closing shall be effective for all purposes at 11:59 p.m. Eastern Time on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following will occur:

                 (a) Deliveries by Seller. Seller shall deliver, or cause the Subsidiaries to deliver, to Buyer:

                          (i) A certificate or certificates representing the RSC Shares, together with stock powers duly executed in blank:

                          (ii)  The documents and instruments required
         pursuant to Section 8.7; and

                          (iii) Such other instruments of transfer executed by Seller as may be necessary or advisable to transfer to and vest in Buyer all of Seller's right, title and interest in and to the RSC Shares.

                 (b)  Deliveries by Buyer.  Buyer shall deliver to Seller:

                          (i) Immediately available funds, by way of wire transfer to an account or accounts designated by Seller, in an amount equal to the Purchase Price, as adjusted by the expenses due at Closing pursuant to Section 5.5; and

                          (ii) The documents and instruments required to be delivered pursuant to Section 9.7.


         Section 2.8 Resolution of Cooperative Arrangements. In the event that circumstances exist that require the parties to negotiate in good faith cooperative arrangements under Section 2.6 or potential amendments to this Agreement pursuant to Sections 8.5 then and in such event, such negotiations, and the resolution of disagreements arising therefrom, shall be conducted in accordance with the provisions of this Section 2.8. The parties shall negotiate such cooperative arrangements in good faith prior to any scheduled Closing Date (as may be extended by mutual agreement of the parties). If the parties are unable to agree by the day prior to such scheduled Closing Date, then such scheduled Closing Date (and the Termination Date, if necessary) shall be extended for up to 15 business days to provide for the opportunity to resolve such disagreement pursuant to the provisions of this Section 2.8. On the day the Closing would have occurred but for the absence of agreement between the parties, each party shall designate an individual (who may not be a present or former officer, director, partner or employee of the party or of any present or former investment banker, accounting firm, law firm or attorney of or for the party) to mediate such disagreement, and advise the other party in writing of the identity of such individual, which advice shall be accompanied by a list of up to 10 suggested neutral individuals to serve as a third mediator. The mediators originally designated by each party shall promptly confer about the selection of a third mediator from such lists, and within five business days following the originally scheduled Closing Date (or Termination Date, as the case may be), the originally designated mediators shall agree upon and (subject to availability) select the third mediator from the lists submitted by the parties or otherwise, provided that if the originally designated mediators fail to agree upon a third mediator by such date, the third mediator shall be designated by the American Arbitration Association in accordance with its then-current rules. The three mediators so selected are herein referred to as the "Panel". Within two business days following the designation of the third mediator, each party shall submit to the Panel in writing, its proposed cooperative arrangements. Such proposals shall be materially in accordance with the last proposals made by such party to the other party during the course of the aforementioned good faith negotiations between the parties. The parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as a majority of the Panel may determine. Within seven business days following the designation of the third mediator, the Panel shall, by majority vote, select the proposed cooperative arrangements proposed by one of the parties, it being agreed that the Panel shall have no authority to alter any such proposal in any way. Thereafter, the parties shall, subject to the terms and conditions of this Agreement, consummate the Transactions on the basis of such selected cooperative arrangements, amendments or adjustments at a mutually agreeable time and place or places, in accordance with the provisions of Section 2.7, which shall be no later than the fifteenth business day following the originally scheduled Closing Date or such later date as the parties may agree upon. Subject to the foregoing, the Panel may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon the Panel, it being the desire of the parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. No member of the Panel shall have any liability to the parties in connection with service on the Panel, and the parties shall provide such indemnities to the members of the Panel as they shall request.

         Section 2.9 Guaranty by NovaCare. To induce Buyer to execute and deliver this Agreement, NovaCare hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Seller of all covenants and obligations to be performed by Seller under this Agreement and any Schedule, certificate and agreement executed and delivered in connection herewith, including, without limitation, the payment of all sums stipulated to be paid by Seller pursuant to this Agreement. In the event that Seller fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums when due, NovaCare will perform all such covenants and obligations in accordance with their terms or immediately pay to Buyer (or such other payee as may be provided herein or in any such agreement) the amount due and unpaid by Seller, it being understood that each such covenant or obligation and each obligation to pay any such amount constitutes the direct and primary obligation of NovaCare. NovaCare hereby waives presentment, demand of payment, protest, dishonor, notice of protest or dishonor, and notice of acceptance of the guaranty set forth in this Section
2.9 and all rights to require Buyer to proceed against Seller, or to pursue any other remedy it may have against Seller in the event of a breach by Seller of any representation, warranty, obligation or covenant in this Agreement or in any Schedule, certificate or agreement executed and delivered in connection therewith. In the event that Seller is not liable to perform any such obligations or covenants because the act creating such obligation or covenant is ultra vires or unauthorized, and for such reasons such obligations or covenants cannot be enforced against Seller, such fact shall not affect NovaCare's liability under this Section 2.9. In the event of the merger, acquisition, termination, liquidation or dissolution of Seller, this unconditional guaranty shall continue in full force and effect.


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer, as of the date hereof, as follows, except as disclosed in Schedule 3:

         Section 3.1 Organization and Corporate Power. Seller is a corporation duly incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Delaware and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it.

         Section 3.2  RSC and Subsidiaries.

                 (a) Each of RSC and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation (which in each case is indicated on Schedule A-1) and is duly qualified and in good standing as a foreign corporation in all jurisdictions in which such qualification is required by reason of its business, properties or activities in or relating to such jurisdictions (which is likewise indicated on Schedule A-1), except where the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 3.4) on RSC or the applicable Subsidiary.

                 (b) (i) All of the outstanding capital stock of RSC has been duly authorized and is validly issued, fully paid and nonassessable and is owned beneficially and of record by Seller. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of RSC.

                          (ii)  All of the outstanding capital stock of each
Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable and, except as indicated on Schedule A-1, is owned beneficially and of record by RSC. Except as provided in Schedule A-1, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of any Subsidiary.

                 (c) Upon consummation of the Transaction, Buyer will acquire valid title to the RSC Shares, free and clear of all liens, charges, pledges or security interests (except for those created or allowed to be suffered by Buyer) and free of any restrictions on voting and transfer.

                 (d) No corporate act or proceeding on the part of RSC or any Subsidiary or their respective boards of directors or shareholders is necessary to authorize the Transaction.

         Section 3.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Seller; no other corporate act or proceeding on the part of Seller, its board of directors or its stockholders is necessary to authorize this Agreement, any such other agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the other agreements contemplated hereby will as of the Closing have been, duly executed and delivered by Seller, and this Agreement constitutes, and each such other agreement when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         Section 3.4  Absence of Breach.  Subject to the provisions of Sections
3.5 and 3.6 below regarding private party and governmental consents, and except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any regulatory or licensing Laws applicable to the businesses and assets represented by the Transferred

Assets, the execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby or executed in connection herewith (the "Related Agreements"), do not (a) conflict with or result in a breach of any of the provisions of the Articles or Certificates of Incorporation or Bylaws or similar charter documents (the "Charter Documents") of Seller, of RSC or of any of the Subsidiaries, (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Seller or RSC or any of the Subsidiaries, or any of their material properties, except where such contravention, suspension or revocation will not have a Material Adverse Effect (as defined below) on RSC and the Subsidiaries and will not affect the validity or enforceability of this Agreement and the Related Agreements or the validity of the Transaction contemplated hereby and thereby, or (c) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which Seller or any of the Subsidiaries is a party or by which it or they or any of their properties may be affected or bound, the effect of which conflict, breach, or default, either individually or in the aggregate, would be a Material Adverse Effect on RSC and the Subsidiaries. As used herein, a "Material Adverse Effect": (a) when used with respect to a Facility, means a material adverse effect on a Facility and on the businesses operated therefrom, including their condition (financial or otherwise) and results of operations, taken as a whole; and (b) when used with respect to an entity, such as Seller, RSC, a Subsidiary or Buyer, means a material adverse effect on the business, condition (financial or otherwise) and results of operations of such entity taken as a whole (including any subsidiaries of such entity).

         Section 3.5 Private Party Consents. Except as set forth on Schedule 3.5, the execution, delivery and performance by Seller of this Agreement and the Related Agreements do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would have a Material Adverse Effect on RSC and the Subsidiaries.

         Section 3.6 Governmental Consents. The execution, delivery and performance by Seller of this Agreement and the Related Agreements do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or governmental agency of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Transferred Assets, except for compliance with the HSR Act and except for such governmental authorizations, consents, approvals, certifications, licenses and orders that customarily accompany the transfer of health care facilities such as the Facilities.

         Section 3.7 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transaction contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller or any of its Affiliates. Seller shall be solely responsible for the payment of any such fee or commission to any person or entity listed on
Schedule 3.7 as an exception to the foregoing.

         Section 3.8 Title to Personal Property. Each Subsidiary has good and defensible title, or valid and effective leasehold rights in the case of leased property, to all tangible personal property owned by such Subsidiary or used in the operations of the applicable Facility, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for those created or allowed to be suffered by Buyer and except for the following (individually and collectively, the "Permitted Encumbrances"): (a) the lien of current taxes not delinquent, (b) matters that when viewed in the aggregate, do not have a Material Adverse Effect on RSC and the Subsidiaries, (c) such consents, authorizations, approvals and Licenses as are referred to in Sections 3.5 and 3.6, (e) liens, charges, claims, pledges, security interests, equities and encumbrances which will be discharged or released either prior to, or substantially simultaneously with, the Closing, and (f) liens created under or pursuant to the Real Property Leases.

         Section 3.9 Contracts and Leases. Except for matters that, when viewed in the aggregate, do not have a Material Adverse Effect on RSC and the Subsidiaries, (a) there is no liability to any person by reason of the default by Seller, RSC or a Subsidiary under any Real Property Lease or Other Contract,
(b) neither Seller nor RSC nor any Subsidiary has received written or other notice that any person intends to cancel or terminate any Real Property Lease or Other Contract, (c) all of the Real Property Leases and Other Contracts are in full force and effect, (d) subject to the provisions of Sections 3.5 and 3.6, the consummation of the transactions contemplated by this Agreement will not constitute and, to the best of Seller's current actual knowledge, no event has occurred which, with or without the passage of time or the giving of notice, would constitute a breach or default by Seller, RSC or a Subsidiary of such Real Property Lease or Other Contract or would cause the acceleration of any obligation of Seller, RSC or any Subsidiary or the creation of any lien (except for Permitted Encumbrances) upon any asset of RSC or any Subsidiary, and (e) neither Seller nor RSC nor any Subsidiary has waived any right under any Real Property Lease or Other Contract.

         Section 3.10 Licenses. To the best of Seller's current actual knowledge, and except for such matters which, in the aggregate, do not have a Material Adverse Affect on RSC and the Subsidiaries, (a) the Subsidiaries possess all Licenses necessary for their operation of the Facilities at the locations and in the manner presently operated, (b) if required, such Facilities are accredited by applicable accrediting agencies as necessary for their operations in the manner presently operated, (c) such Facilities are certified for participation in the Medicare and applicable Medicaid programs and have current and valid provider contracts with such programs, and (d) there is no matter which would adversely affect the maintenance of any such Licenses, program participations or accreditations.

         Section 3.11 Employee Relations. With respect to the employees of RSC and the Subsidiaries:

                 (a) Neither Seller nor RSC nor any Subsidiary nor any Facility is a party to any agreement with any union, trade association or other similar employee organization, no written demand has been made for recognition by a labor organization, and to the best of Seller's current actual knowledge no union organizing activities by or with respect to any such employees are taking place; and

                 (b) There are no controversies (including, without limitation, any unfair labor practice complaints, labor strikes, arbitrations, disputes, work slowdowns or work stoppages) affecting a material number of such employees pending, or to the best of Seller's current actual knowledge, threatened.

         Section 3.12 Employee Plans. Except for the Pension Plans, and except as set forth on Schedule 3.19(d) hereto, neither RSC nor any Subsidiary has established or maintains or is obligated to make contributions to or under or otherwise participate in any Employee Benefit Arrangement. All such Employee Benefit Arrangements have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the age discrimination in employment act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws. All accrued benefits under any such Employee Benefit Arrangement will be fully funded at the Closing Date. No act or failure to act by Seller, RSC or any Subsidiary has resulted in a "prohibited transaction" (as defined in ERISA). With respect to any employee benefit plan, and no "reportable event" (as defined in ERISA) has occurred with respect to any such employee benefit plan.

         Section 3.13 Litigation. Except for ordinary routine claims and litigation incidental to the businesses represented by the Facilities (including, but not limited to, actions for negligence, professional malpractice, workers' compensation claims, so-called "slip-and-fall" claims and the like), and governmental inspections and reviews customarily made of businesses such as those operated from the Facilities, there are no actions, suits, claims or proceedings pending, or to the current actual knowledge of Seller, threatened against or affecting RSC or the Subsidiaries or relating to the operations of the Facilities, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, agency or instrumentality. Schedule 3.13 sets forth identifying information and a brief description with respect to any pending or, to the current actual knowledge of Seller, RSC and the Subsidiaries, threatened claims or litigation affecting RSC, the Subsidiaries or the Facilities (i) where the amount in controversy exceeds $100,000, (ii) which involve any alleged violation of any Laws or (iii) which could otherwise be reasonably expected to have a Material Adverse Effect on RSC or the applicable Subsidiary.

         Section 3.14 Inventory. All Inventory of the Facilities will, at the Closing Date, consist of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which in the aggregate are immaterial to the financial condition or results of operations of the businesses operated from the Facilities taken as a whole, or have been, or prior to Closing will be, written down to realizable market value.

         Section 3.15 Hazardous Substances. To the best of Seller's current actual knowledge, except as may be disclosed by the Environmental Survey (as defined in Section 6.2(b)):

                 (a) There are no Hazardous Materials (as defined below) upon, about, beneath or migrating or threatening to migrate to or from the Owned Real Property or the Leased Real Property or the existence of any violation in any material respect of any Laws relating to industrial hygiene, Hazardous Materials and environmental protection ("Environmental Regulations"); and

                 (b) There is no proceeding or action pending or threatened by any person or governmental agency regarding the environmental condition or occupational safety of the Facilities.

"Hazardous Materials" shall mean any substance (including, without limitation, any asbestos, formaldehyde, radioactive substance, hydrocarbons, polychlorinated biphenyls, industrial solvents, flammables, explosives and any other hazardous substance or toxic material) which, in any material respect, is known to cause, as of the date of this Agreement, a health, safety or environmental hazard and require remediation at the behest of any governmental agency.

         Section 3.16  Financial Information and Related Matters.

                 (a) To be attached hereto as Schedule 3.16(a) within seven days after the execution and delivery of this Agreement is an unaudited statement of certain combined earnings from the operations of the Facilities (as they were comprised on the as of date of such schedule) before interest, income taxes, depreciation and amortization ("EBITDA") for the fiscal year ended June 30, 1994 (the "EBITDA Statements") and for the six months ended December 31, 1994. The EBITDA Statements present fairly the combined EBITDA of such operations, taken as a whole, as of the dates and for the periods shown, and were derived from and are in accordance with the internal books and records of RSC and the Subsidiaries and the regularly prepared unaudited internal financial statements of the Facilities, which are prepared on a basis materially in accordance with the generally accepted accounting principles utilized in the preparation of the published financial statements of Seller.

                 (b) Attached hereto as Schedule 3.16(b) is a regularly prepared internal unaudited combined balance sheet of the Facilities as of December 31, 1994 (the "Balance Sheet"; collectively, the Balance Sheet and the EBITDA Statement are the "Financial Schedule"). The Balance Sheet has been prepared from, and is in accordance with, the internal books and records of RSC and the Subsidiaries and presents fairly the financial condition of the Facilities, taken as a whole, as of the date shown. The Balance Sheet was prepared in accordance with Seller's practices for the preparation of internal financial statements, consistently applied, and is materially in accordance with the generally accepted accounting principles utilized in the preparation of the published financial statements of Seller.

                 (c) Notwithstanding the foregoing, the Financial Schedule does not (i) reflect allocations of indirect costs and overhead or the corresponding cost reimbursement impact of claiming such costs in a Facility cost report, (ii) reflect all intercompany eliminations, adjustments and accruals that are reflected in financial statements of Seller, (iii) reflect any anticipation of the divestiture of the Facilities and any adjustments to the carrying values of the Facilities occasioned thereby, (iv) contain footnotes or other explanatory material associated with financial statements prepared in accordance with generally accepted accounting principles, or (v) contain normal year-end adjustments with respect to interim periods. In addition, the Financial Schedule is to be read in conjunction with, and is subject to, all notes and other explanatory material set forth therein.

                 (d) The Balance Sheet reflects the amount of Receivables as of the date thereof, net of allowances customarily recorded by the Subsidiaries for uncollectible and doubtful accounts, and contractual allowances pursuant to agreements with Payors, all in conformity with Seller's practices for the preparation of internal financial statements and materially in accordance with the generally accepted accounting principles utilized in the preparation of the published financial statements of the Seller and the past practices employed by each Subsidiary. To the current actual knowledge of Seller, all such Receivables included in the Balance Sheet represent amounts validly owed to the applicable Subsidiary by reason of the provision of goods, services and other consideration by such Subsidiary, and, to the current actual knowledge of Seller, are not valued in excess of the amounts expected to be collected with respect thereto. Each Subsidiary maintains its accounting records in sufficient detail to substantiate the Receivables reflected on the Balance Sheet. Since the date of Seller's most recent audited financial statements, neither Seller nor RSC nor any Subsidiary has changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure.

                 (e) RSC and the Subsidiaries, as applicable, have timely filed all Cost Reports required to be filed with respect to the Facilities prior to the date of this Agreement. All such Cost Reports are, to the knowledge of Seller, true and complete in all material respects and comply in all material respects with all applicable Laws respecting Cost Reports.
Neither Seller nor RSC nor any Subsidiary has received any notice with respect to any challenge, dispute or adjustment with respect to any open Cost Reports except challenges, disputes or adjustments (i) which, if resolved adversely to Seller, RSC or the Applicable Subsidiary, as the case may be, would not have a Material Adverse Effect on such entity, or (ii) which are described on Schedule 3.16(e).

                 (f) Each of RSC and the Subsidiaries has filed all returns required to be filed by it, and made all payments required to be made by it, with respect to any Taxes as to which such filings or payments were due on or before the date of this Agreement. To the best of Seller's knowledge, neither RSC nor any Subsidiary has any liability with respect to any Taxes for which its reserves are inadequate, except for sales, use, employment and similar Taxes for periods as to which such Taxes have not yet become due and payable.

         Section 3.17 Changes Since Balance Sheet. Since the date of the Balance Sheet and up to and including the date of this Agreement, other than as contemplated or permitted by this Agreement, RSC and the Subsidiaries have conducted their respective businesses only in the ordinary and normal course, except for matters in anticipation of the divestiture of the Facilities, and there has not been:

                 (a) Any entry into or termination by Seller or RSC or a Subsidiary of any material commitment, contract, agreement or transaction (including, without limitation, any borrowing or lending transaction or capital expenditure) related to RSC, the Subsidiaries or the Facilities, except for transactions in the ordinary course of business and renegotiation of credit agreements to which Seller and certain of its subsidiaries are parties;

                 (b) Any casualty, physical damage, destruction or physical loss respecting, or change in the physical condition of, the Facilities and the Equipment that has had a Material Adverse Effect on RSC and the Subsidiaries;

                 (c) Any transfer of or rights granted under any contract which would have been an Other Contract on the date of the Balance Sheet except for transactions in the ordinary course of business;

                 (d) Other than in the ordinary course of business, any sale or other disposition of any fixed asset included in the Balance Sheet having a net book value in excess of $50,000 or any material mortgage, pledge or imposition of any lien or other encumbrances on any such asset, or sales or dispositions of, or the imposition of material encumbrances on, fixed assets included in such Balance Sheet having a net book value that exceeds $250,000 in the aggregate, or any sale or other disposition of Inventories included in the Balance Sheet;

                 (e) Any amendment (other than general amendments which the carrier makes for a category of policy) or termination of any insurance policy or failure to renew any insurance policy covering the Facilities, except for amendments, terminations or failures to renew that do not have a Material Adverse Effect on RSC and the Subsidiaries;

                 (f) Any default or breach by Seller, RSC or a Subsidiary under any contract that would have been an Other Contract on the date of the Balance Sheet which, when viewed individually or in the aggregate of all such breaches or defaults, has had a Material Adverse Effect on RSC and the Facilities; or

                 (g) Any increase made in the compensation levels of any chief executive officer or chief financial officer of any Facility, or any general increase made in the compensation levels of the other employees of RSC or any Subsidiary, except in the ordinary course of business.

         Section 3.18 Compliance with Laws. Except as otherwise disclosed in this Agreement (or in the Schedule thereto), RSC, each Subsidiary and each Facility are, to the knowledge of NovaCare and Seller, in compliance in all material respects with all Laws applicable to a Facility or the operations thereof, and neither Seller, RSC nor any Facility has received any notices of violations of any such Laws.

         Section 3.19 Lists of Other Data. Except for contracts and agreements already listed in Schedules 1.1-2 and 1.1-4, Schedules 3.19(a) through (f) contain lists, complete and correct as of the dates shown thereon, of the following:

                 (a) The most recent regularly generated depreciation schedules related to tangible personal property constituting Equipment, together with copies of such schedules;

                 (b) Each lease constituting an Other Contract as of such date (whether an operating or a capital lease) under which tangible personal property was leased, where the annualized lease payments exceed $25,000;

                 (c) A brief description of insurance in force covering fixed assets that would constitute assets of the Facilities as of such date;

                 (d) All compensation, bonus, incentive, deferred payments, retirement, pension, severance, profit-sharing, stock purchase and stock option plans, group life, automobile, medical, dental, disability, welfare or other employee benefit plans or insurance policies, and other similar arrangements (collectively, "Employee Benefit Arrangements") generally applicable to the employees of the Facilities or a substantial part thereof or generally applicable to the chief executive or chief financial officers, or a substantial part thereof, of the Facilities as of such date;

                 (e) The aggregate accrued paid time off (including vacation time) and earned or available sick pay for all employees at each Facility, as of the date shown; and

                 (f) Material Licenses of Seller and the Subsidiaries in force, as of the date shown, with respect to the Facilities.


                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller, as of the date hereof, as follows, except as disclosed in Schedule 4:

         Section 4.1 Organization and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Delaware and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it.

         Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Buyer; no other corporate act or proceeding on the part of Buyer, its board of directors or its stockholders is necessary to authorize this Agreement, any such Related Agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Buyer and this Agreement constitutes, and each such Related Agreement when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         Section 4.3  Absence of Breach.  Subject to the provisions of Sections
4.4 and 4.5 below regarding private party and governmental consents, and except for compliance with the requirements of the HSR Act and any regulatory or licensing Laws applicable to the businesses and assets represented by the Facilities, the execution, delivery and performance by Buyer of this Agreement and the Related Agreements do not, (a) conflict with or result in a breach of any of the provisions of Charter Documents of Buyer, (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Buyer or any of its material properties, or (c) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which it or any of its properties may be affected or bound.

         Section 4.4 Private Party Consents. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements do not require the authorization, consent or approval of any non-governmental third party.

         Section 4.5 Governmental Consents. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or governmental agency, except for compliance with the HSR Act and except for such governmental authorizations, consents, approvals, certifications, licenses and orders that customarily accompany the transfer of health care facilities such as the Facilities.

         Section 4.6 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer or any of its Affiliates. Buyer shall be solely responsible for the payment of any such fee or commission to any person or entity listed on
Schedule 4.6 as an exception to the foregoing.

         Section 4.7 Qualified for Licenses. Buyer is qualified to obtain any Licenses and program participations necessary for the operation by Buyer of the Facilities in the same manner as the Facilities are presently operated by Seller and the Subsidiaries. Each of Buyer and its Affiliates possesses all Licenses and program participations necessary to permit them to operate the healthcare facilities operated by them. If required, all such healthcare facilities are accredited by applicable accrediting agencies as necessary for their operations in the manner presently operated. Neither Buyer nor any of its Affiliates has received any notice or has any knowledge of any matter which would materially adversely affect the maintenance of any such Licenses, program participations or accreditations.

         Section 4.8 Financial Ability to Perform. Buyer has liquid capital or committed sources therefor sufficient to permit it to perform timely its obligations hereunder, including, but not limited to, the payment of the Purchase Price to Seller at the Closing and the other payments to Seller required hereunder. Promptly after its receipt of letters of commitment or other documents related to the financing of its obligations hereunder, Buyer will provide copies of the same to Seller.

         Section 4.9 No Assurance. Buyer acknowledges and agrees that the rates or bases used in calculating payments or reimbursements to it by any Payor (including but not limited to Medicare) may differ from the rates and bases used in calculating such payments or reimbursements to Seller, RSC and the Subsidiaries.

         Section 4.10 Disposal of Assets. Buyer does not intend to or currently plan to dispose of, or cause RSC to dispose of, a significant part of the assets of RSC or the Subsidiaries within two years after the Closing, other than dispositions in the ordinary course of business or to eliminate duplicate facilities or excess capacity.


                                   ARTICLE 5
                            COVENANTS OF EACH PARTY

         Section 5.1 Efforts to Consummate Transactions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable commercial efforts to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transaction contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their reasonable efforts to obtain the consents, authorizations and approvals of all private parties and governmental authorities whose consent is reasonably necessary to effectuate the Transaction contemplated hereby, and effecting all other necessary registrations and filings, including but not limited to filings under Laws relating to the transfer or obtaining of necessary Licenses, under the HSR Act and all other necessary filings with governmental authorities. The foregoing notwithstanding, it shall be the responsibility of Buyer to use its reasonable commercial efforts and to act diligently and at its expense to obtain any authorizations, approvals and consents in connection with acquiring Licenses and program participations that will permit it to operate the Facilities after the Closing. Subject to Sections 2.6 and 8.8, neither party shall have any liability to the other if, after using its reasonable commercial efforts (and, in the case of Buyer's efforts to obtain requisite Licenses, acting diligently), it is unable to obtain any consents, authorizations or approvals necessary for such party to consummate the Transactions, except as may result from cooperative arrangements determined in accordance with Section 2.8. As used herein, the terms "reasonable commercial efforts" or "reasonable efforts" do not include the provision of any consideration to any third party or the suffering of any economic detriment to a party's ongoing operations for the procurement of any such consent, authorization or approval except for the costs of gathering and supplying data or other information or making any filings, fees and expenses of counsel and consultants and for customary fees and charges of governmental authorities and accreditation organizations.

         Section 5.2 Cooperation. Prior to and after the Closing, upon prior reasonable written request, each party agrees to cooperate with the other in every reasonable commercial way to consummate the Transaction. Notwithstanding the foregoing, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law, or made or submitted by or on behalf of Buyer in connection with proceedings to obtain the Licenses and program participations referred to in Section 5.1 hereof, shall be subject to the joint approval or disapproval and the joint control of Buyer and Seller, acting with the advice of their respective counsel, it being the intent of the foregoing that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, presentation, memorandum, brief, argument, appearance, opinion or proposal; provided that nothing herein shall prevent either party hereto or any of their Affiliates or their authorized representatives from (a) making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal in response to a subpoena or other legal process or as otherwise required by Law, or (b) submitting factual information to the United States Department of Justice, the Federal Trade Commission, any other governmental agency or any court or administrative law judge in response to a request therefor or as otherwise required by Law.

         Section 5.3 Further Assistance. From time to time, at the request of either party, whether on or after the Closing, without further consideration, either party, at its expense and within a reasonable amount of time after request hereunder is made, shall execute and deliver such further instruments of assignment, transfer and assumption and take such other action as may be reasonably required to more effectively assign and transfer the RSC Shares to Buyer, deliver or make the payment of the Purchase Price to Seller or any amounts due from one party to the other pursuant to the terms of this Agreement or confirm Seller's ownership of the Excluded Assets.

         Section 5.4 Cooperation Respecting Proceedings. After the Closing, upon prior reasonable written request, each party shall cooperate with the other, at the requesting party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing information, testimony and other assistance in connection with any inquiries, actions, tax or cost report audits, proceedings, arrangements or disputes involving either of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of Seller, RSC or any of the Subsidiaries which were in effect or occurred on or prior to the Closing and which relate to the Facilities, including, without limitation, arranging discussions with (and the calling as witness of) officers, directors, employees, agents, and representatives of Buyer.

         Section 5.5 Expenses. Whether or not the Transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing:

                 (a)  All costs of the Environmental Survey referred to in
Section 6.2(b) shall be borne by Buyer;

                 (b) All charges of any neutral independent public accountant or mediator, and related costs, shall be borne one-half by Buyer and one-half by Seller (it being agreed that each party shall bear the costs of its own independent public accountant or designated mediator);

                 (c) All fees and charges of governmental authorities and accreditation agencies in connection with the transfer, issuance or authorization of any License, accreditation or program participation shall be borne by Buyer; and

                 (d) All fees, charges or costs, including auditing fees and expenses, incurred as a result of Buyer's compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, shall be borne by Buyer.

All such charges and expenses shall be promptly settled between the parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

         Section 5.6 Announcements; Confidentiality. Prior to the Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement shall be issued or made by Buyer or Seller or any Subsidiary without the joint approval of Buyer and Seller; provided that a press release or other public announcement, statement or comment made without such joint approval shall not be in violation of this Section if it is made in order to comply with applicable securities Laws or stock exchange policies and in the reasonable judgment of the party making such release or announcement, based upon advice of independent counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Laws or policies, provided that in all instances prompt notice from one party to the other shall be given with respect to any such release, announcement, statement or comment. Subject to the foregoing, the parties hereto recognize and agree that all information, instruments, documents and details concerning the businesses of Buyer, Seller, RSC and the Subsidiaries are strictly confidential, and Seller and Buyer expressly covenant and agree with each other that, prior to and after the Closing, they will not, nor will they allow any of their respective officers, directors, employees, representatives or agents (including professional advisors) to disclose or publicly comment upon any matters relating to the business of the other or relating to this Agreement, including, without limitation, the terms, timing or progress of the transactions contemplated hereby, or its negotiation, terms, provisions or conditions, including Purchase Price, except for disclosure to their respective professional advisors (who shall agree not to disclose the same) which is reasonably necessary to effectuate the Transaction contemplated hereby and in a manner consistent with the provisions of this Agreement. Each party shall keep all information obtained from the other either before or after the date of this Agreement confidential, and neither party shall reveal such information to, nor produce copies of any written information for, any person outside its management group or its professional advisors without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law. If the Transaction contemplated by this Agreement should fail to close for any reason, each party shall return to the other as soon as practicable all originals and copies of written information provided to such party by or on behalf of the other party and none of such information shall be used by either party, or their employees, agents or representatives in the business operations of any person. Notwithstanding the foregoing, each party's obligations under this Section shall not apply to any information or document which is or becomes available to the public other than as a result of a disclosure by the other party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than the other party or its officers, directors, employees, representatives or agents. The parties' obligations under this Section shall survive the termination of this Agreement. Nothing in this Section shall, or is intended to, impair or modify any of the rights or obligations of Buyer or its Affiliates under that certain letter agreement dated January 14, 1995, 1995, all of which remain in effect until termination of such letter agreement in accordance with its terms.

         Section 5.7  Cost Reports.

                 (a) Buyer shall cause the Subsidiaries to prepare and file the Cost Reports as required under their agreements and applicable laws, rules and regulations pertaining to Medicare and Medicaid for their current cost report years (the "Current Cost Reports"; similar Cost Reports for prior periods are referred to as the "Prior Cost Reports") within the time periods required under said agreements, laws, rules and regulations. Seller shall cooperate in the preparation of the Cost Reports.

                 (b) No adjustments or positions shall be taken or agreed to by Buyer or the Subsidiaries or their successors with respect to the Current Cost Reports, or with respect to any Cost Reports for prior or subsequent periods, which would create any claims on the part of Buyer pursuant to Article 11 without prior written consent of Seller. With respect to rights retained by Seller relating to Prior Cost Reports, Seller shall not agree to any adjustment or take any position which would adversely effect Buyer or the Subsidiaries or their successors without prior written consent of Buyer. In the event that Seller and Buyer fail to agree on any such adjustments or positions, either of Seller or Buyer may cause the matter to be resolved by arbitration; provided, however, that the arbitrator chosen by the parties shall have experience with and understanding of the rules and regulations of the Payor with which the Cost Report in question is to be filed and in the preparation of Cost Reports. The matter shall be resolved within the time for filing such Cost Reports, or within the time required for taking any action with respect thereto, including such extensions as Buyer can cause the Subsidiaries to obtain using the best efforts of said companies.

                 (c) NovaCare shall prepare and file its Home Office Cost Statement for the fiscal year beginning on July 1, 1994 and ending on June 30, 1995 within the time period required pursuant to applicable laws and regulations. Buyer agrees to include NovaCare's home office expenses in the applicable Subsidiaries' Cost Reports and to cause RSC and the Subsidiaries to deliver to NovaCare within ten days after their receipt thereof any payments made by Medicare or other cost-based payors based on such Cost Reports or based on the Home Office Cost Statement for prior periods, or any appeals of such reports.

                 (d) The Closing Balance Sheet will contain Receivables representing amounts Seller determines are payable by Medicare to the Subsidiaries pursuant to the Current Cost Reports and the Prior Cost Reports.
A separate schedule identifying these amounts based on the financial data in the Closing Balance Sheet and back-up materials will be prepared and delivered by Seller along with the Closing Balance Sheet. In addition, RSC and the Subsidiaries may receive payments from Medicare or other cost-based payors pursuant to appeals of items contained in the Prior Cost Reports. Buyer agrees to cause RSC and the Subsidiaries to deliver to NovaCare, Inc. within ten days after their receipt thereof (i) any payments based on the Current Cost Reports in excess of the amounts reflected on such schedule; and (ii) any payments based on the Prior Cost Reports in excess of the amounts reflected on such schedule.

                 (e) Buyer, RSC or the Subsidiaries may be obligated to repay Medicare or other cost-based payors for amounts which were reflected on Prior Cost Reports or on the Current Cost Reports. Seller agrees to reimburse Buyer, within ten days after such repayment is made, to the extent such repayments exceed the amounts reflected on the schedule referred to in 5.7(d) as a liability for such repayment. In such event, Buyer and Seller shall mutually agree on whether to appeal the determination resulting in such repayment obligation.

                                   ARTICLE 6
                         ADDITIONAL COVENANTS OF SELLER

         Seller hereby additionally covenants, promises and agrees as follows:

         Section 6.1 Conduct Pending Closing. Prior to consummation of the Transaction contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions taken pursuant to Real Property or Other Contracts, or which arise from or are related to the anticipated transfer of the RSC Shares, or as otherwise contemplated by this Agreement or disclosed in Schedule 6.1 or another Schedule to this Agreement, Seller shall, and shall cause RSC and the Subsidiaries to:

                 (a) Conduct the business represented by, and otherwise deal with, the Facilities only in the usual and ordinary course, materially consistent with practices followed prior to the execution of this Agreement;

                 (b) Use reasonable efforts to keep intact the Facilities and the business they represent and to preserve relationships beneficial to such business that physicians, patients, Payors, suppliers and others have with the Facilities;

                 (c) Except as required by their terms, not amend, terminate, renew, fail to renew or renegotiate any material contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any such contracts, that would be a Real Property Lease or Other Contract as of the date hereof;

                 (d) Not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in, or permit or suffer to exist any lien or encumbrance upon or the disposition of, any Facility, Inventory, or items of Equipment having an undepreciated book value in excess of $25,000, including without limitation any of its leasehold interests therein, whether by the taking of action or the failure to take action, except for (i) sales of Inventory in the ordinary course, (ii) liens constituting Permitted Encumbrances, or (iii) sales or dispositions of Equipment in the ordinary course of business that are consistent with practices of the recent past;

                 (e) Maintain in force and effect the insurance policies identified in Section 3.19(c);

                 (f) Not enter into any contract that will constitute a Real Property Lease or Other Contract as of the Closing except in the ordinary course of business and consistent with practices of the recent past; or

                 (g) Not grant any general or uniform increase in the rates of pay or benefits to employees of the Facilities (or a class thereof) or any increase in salary or benefits of any chief executive or financial officer of any Facility, except for compensation previously agreed to prior to the date hereof;

provided that nothing in this Section shall (i) obligate Seller or any Subsidiary to make expenditures other than in the ordinary course of business and consistent with practices of the recent past or to otherwise suffer any economic detriment, or (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability of RSC or any Subsidiary.

         Section 6.2 Access and Information; Environmental Survey; Remediation or Adjustment.

                 (a) Subject to the restrictions set forth in Section 5.6 respecting confidentiality, Seller shall, and shall cause the Subsidiaries to, afford Buyer, and the counsel, accountants and other representatives of Buyer, reasonable access, throughout the period from the date hereof to the Closing, to the Facilities and the employees, personnel and medical staff associated therewith and all the properties, books, contracts, commitments, cost reports and records respecting RSC, the Subsidiaries and the Facilities (regardless of where such information may be located). Such access shall be afforded after no less than 24 hours' prior written notice, during normal business hours whenever reasonably possible and only in such manner so as not to disturb patient care or to interfere with the normal operations of the Facilities. Seller's covenants under this Section are made with the understanding that Buyer shall use all such information in compliance with all Laws.

                 (b) At least ten business days prior to the Closing, Seller shall, if so requested by Buyer, provide to Buyer copies of an environmental survey conducted (at Buyer's expense) with respect to each of the Facilities (the "Environmental Survey"). The Environmental Survey shall be conducted by an environmental consulting firm or firms (the "Consultant") and in accordance with such reasonable procedures as are jointly determined by Seller and Buyer. The results of any such Environmental Survey shall be delivered to and owned by Seller, and all proceedings in connection with the Environmental Survey and the results thereof shall be subject to the confidentiality provisions of Section
5.6 and such other restrictions as Seller may impose in its reasonable discretion. Buyer acknowledges and agrees that the Environmental Survey shall be only an initial "Phase I" environmental site assessment. If subsequently agreed by Seller and Buyer, after consultation with Consultant, to be necessary or prudent and if Seller and Buyer jointly thereafter direct the Consultant to undertake the same (at Buyer's sole cost and expense), the Environmental Survey may include a further "Phase II" investigation respecting certain Facilities. In any "Phase II" investigation, Seller shall give Buyer no less than 24 hours' notice before the Consultant enters onto any Facility, and the "Phase II" Environmental Survey shall be conducted so as not to interfere with the normal operation of the Facilities. Buyer shall be permitted to have one of its employees present during all inspections of, and sample gatherings (including borings) from the soil or any floor tile, insulation or other internal component of, a Facility.

                 (c) With respect to any matters disclosed by such Environmental Survey that would constitute a breach of Seller's warranties in
Section 3.15, but for the qualifications to such warranties based on Seller's knowledge or disclosures in the Environmental Survey, Seller will at its election, either (i) clean up or otherwise remediate such matters in a reasonable manner prior to the Closing Date, at its expense; or (ii) reimburse Buyer for the costs of such reasonable clean-up or remediation incurred by Buyer after the Closing Date, provided Seller shall have approved such costs in advance and in writing (such approval not unreasonably to be withheld).

                 (d) Promptly after execution and delivery of this Agreement, Seller shall provide, or shall cause RSC or any applicable Subsidiary to provide, Buyer with a copy of the most recent title binder, commitment or policy in the possession of any of the foregoing entities with respect to the Owned Real Property and the Leased Real Property, together with any documentation in any of such entities' possession relating to any exceptions or encumbrances reflected on such title binders, commitments or policies.

         Section 6.3 Updating. Seller shall notify Buyer of any changes or additions to any of Seller's Schedules to this Agreement by the delivery of updates thereof, if any, not later than five business days prior to the Closing, provided, however, that the Financial Schedule shall not be updated to cover any period or periods subsequent to the respective dates thereof. No such updates made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement, unless Buyer specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement. Seller has delivered to Buyer all Other Contracts and leases that Seller has knowledge of, if such contracts were located at the corporate offices of Seller. Seller shall deliver all Other Contracts and leases which it is obligated to deliver pursuant to this Agreement within seven business days after the date hereof. Unless performance under such contracts or leases would have a Material Adverse Effect (as defined in Section 3.4), Buyer shall have no claim against Seller based on the delivery after the date hereof rather than before execution of this Agreement.

         Section 6.4 No Solicitation. Seller will not, and shall cause RSC and the Subsidiaries not to, and will use its best efforts to cause its and their officers, employees, agents and representatives (including any investment banker) not to, directly or indirectly, solicit, encourage or initiate any discussions with, or, subject to fiduciary duties to shareholders, negotiate or otherwise deal with, or provide any information to, any corporation, partnership, person or other entity or group, other than Buyer and its officers, employees and agents, concerning any sale of or similar transactions involving RSC, the Facilities or the stock of the Subsidiaries. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Seller's or the Subsidiaries' businesses.

         Section 6.5 Filing of Cost Reports. Seller shall cause to be prepared and timely filed all Cost Reports which are required to be filed prior to the Closing Date with Medicare and any other cost-based Payors with respect to the operations of the Facilities for any and all periods ending prior to the Closing Date.


                                   ARTICLE 7
                         ADDITIONAL COVENANTS OF BUYER

         Section 7.1 Waiver of Bulk Sales Law Compliance. Subject to the indemnification provisions of Section 11.3(a)(iii) hereof, Buyer hereby waives compliance by Seller and the Subsidiaries with the requirements, if any, of
Article 6 of the Uniform Commercial Code as in force in any state in which the Facilities are located and all other similar laws applicable to bulk sales and transfers.

         Section 7.2 Cost Reports and Audit Contests. After the Closing and for the period of time necessary to conclude any pending or potential audit or contest of any Cost Reports with respect to the Facilities that include periods ending on or before the Closing Date, Buyer shall properly keep and preserve all financial books and records delivered to Buyer by Seller and the Subsidiaries (if any) and utilized in preparing such Reports, including, without limitation, accounts payable invoices, Medicare logs and billing information in accordance with Section 5.7. Upon reasonable written notice by Seller, Seller (or its agents) shall be entitled, at Seller's expense, during regular business hours, to have access to, inspect and make copies of all such books and records. Upon the reasonable request of Seller, Buyer shall assist Seller and the Subsidiaries in obtaining information deemed by Seller to be necessary or desirable in connection with any audit or contest of such reports. To the extent required to meet its obligations under this Section, Buyer shall provide the reasonable support of its employees at no cost to Seller.

         Section 7.3 Letters of Credit. Subject to the terms and conditions hereof, at the Closing, Buyer shall cause guaranties, letters of credit and indemnity or performance bonds to be provided to substitute for those letters of credit and bonds listed in Schedule 7.3, so that at and as of the Closing Seller and its Affiliates shall have no further obligation to provide such designated letters of credit or bonds. Buyer shall use its reasonable commercial efforts to cause the release of NovaCare promptly after Closing from any guaranties related to the business of RSC or the Subsidiaries, provided that such guaranties have been disclosed to Buyer in writing.


                                   ARTICLE 8
                         BUYER'S CONDITIONS TO CLOSING

         The obligations of Buyer to consummate the Transactions at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Buyer waives such fulfillment:

         Section 8.1 Performance of Agreement. Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

         Section 8.2 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement shall be true in all respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing (as updated by the revising of Schedules contemplated by Section 6.3) as if made as of such time, except where such inaccuracy or inaccuracies would not individually or in the aggregate result in a Material Adverse Effect on RSC and the Subsidiaries.

         Section 8.3 Officer's Certificate. Buyer shall have received from Seller an officer's certificate, executed on Seller's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the actual knowledge of such individual, after inquiry of the other officers identified in this Section 8.3, the conditions in Sections 8.1 and 8.2 above have been met.

         Section 8.4 Consents. The waiting period under the HSR Act shall have expired or been terminated.

         Section 8.5 Absence of Injunctions. There shall not be in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental agency which restrains or prohibits Buyer's acquisition or operation of the Facilities, provided that the parties will use their reasonable efforts to litigate against the entry of, or to obtain the lifting of, any such order or injunction, and the existence of any such temporary restraining order or preliminary injunction shall operate, at the option of Seller, only to delay the Closing (and extend the Termination Date) until the thirtieth day following the lifting of any such order or injunction, except that such delay may not extend the original Termination Date for more than nine months.

         Section 8.6 Opinion of Counsel. Buyer shall have received, on and as of the Closing Date, an opinion of Peter D. Bewley, Esq., counsel to Seller, substantially as to the matters set forth in Sections 3.1, 3.2, 3.3, 3.4(a), and 3.4(c) (to the knowledge of such counsel), subject to customary conditions and limitations.

         Section 8.7 Receipt of Other Documents. Buyer shall have received the following:

                 (a) Certified copies of the resolutions of Seller's board of directors respecting this Agreement, the Related Agreements and the Transaction, together with certified copies of any stockholder resolutions which are necessary to approve the execution and delivery of this Agreement and any Related Agreements and/or the performance of the obligations of Seller hereunder and thereunder;

                 (b) Certified copies of Seller's, RSC's and each Subsidiary's Charter Documents, together with a certificate of the corporate secretary of each that none of such documents have been amended;

                 (c) One or more certificates as to the incumbency of each officer of Seller or of RSC or of any Subsidiary who has signed the Agreement, any Agreement or any certificate, document or instrument delivered pursuant to the Agreement or any Agreement;

                 (d) Good standing certificates for Seller, RSC and each of the Subsidiaries from the Secretaries of State of their respective states of incorporation dated as of a date not earlier than 30 days prior to the Closing Date; and

                 (e) Copies of all third party and governmental consents, permits and authorizations that Seller or any Subsidiary has received in connection with the Agreement, the Agreements and the Transactions.

         Section 8.8 Certificates of Need and Consents. The consent of the West Virginia Health Care Cost Review Authority ("HCCRA") or other applicable authority for facilities in other states and the issuance of a Certificate of Need is legally required for Buyer to operate certain of the Subsidiaries after Closing. In addition, other approvals, consents, authorizations and waivers from governmental and accreditation agencies and from other third parties are required to consummate the transactions. If such approvals, consents, authorizations, waivers or issuance with respect to one or more of the Subsidiaries has not been obtained within three days before the date Closing would otherwise have occurred pursuant to this Agreement, the following procedure shall be followed:

                 (i) The shares of the affected Subsidiary or Subsidiaries which are owned by RSC shall be transferred from RSC to Seller.

                 (ii) Seller shall then deposit such shares with an escrow agent (the "Escrow Agent") chosen by the parties pursuant to the mechanism in Section 2.8.

                 (iii) When the approval and issuance of a Certificate of Need and delivery of consents, authorizations or waivers to Buyer with respect to such Subsidiary occurs, the Escrow Agent shall deliver the shares of such Subsidiary of Buyer.

                 (iv) If the approval and issuance with respect to any Subsidiary is not approved within six months after Closing, or such longer period as Buyer may determinie, Buyer shall use commercially reasonable efforts to resell the shares of such Subsidiary to a buyer who is able to obtain the required Certificate of Need. Buyer shall be entitled to retain any proceeds from such sale and shall be subject to any liabilities or obligations in connection with such sale. Upon closing of such sale, the Escrow Agent shall deliver the escrowed shares of such Subsidiary to Buyer.

                 (v) After Closing, and until release of the shares of each Subsidiary from escrow, Buyer shall operate the Subsidiary pursuant to a Management Agreement. Buyer shall be entitled to any income with respect to each Subsidiary it manages and shall be liable for any expenses or liabilities with respect to such Subsidiary; provided, however, that all employees providing services to the Subsidiary shall remain employees of the Subsidiary and Buyer and the Subsidiary shall enter into appropriate arrangements to cause Buyer to bear all compensation expense of such employees.

                 (vi) Within two weeks after execution of this Agreement, Buyer and Seller shall agree on the form of Escrow Agreement, designation of Escrow Agent, and form of Management Agreement to effectuate the foregoing process. If they are unable to reach agreement by such time, the dispute shall be settled pursuant to the mechanism in Section 2.8.


                                   ARTICLE 9
                         SELLER'S CONDITIONS TO CLOSING

         The obligations of Seller to consummate the Transaction at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller waives such fulfillment:

         Section 9.1 Performance of Agreement. Buyer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

         Section 9.2 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing as if made as of such time.

         Section 9.3 Officer's Certificate. Seller shall have received from Buyer an officers' certificate, executed on Buyer's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the actual knowledge of such individual after inquiry of the other officers identified in this Section 9.3, the conditions in Sections 9.1 and 9.2 above have been met.

         Section 9.4 Consents. The waiting period under the HSR Act shall have expired or been terminated, and, subject to the provisions of Sections 2.6, 2.7 and 2.8, all approvals, consents, authorizations and waivers from governmental and accreditation agencies and from other third parties required for Seller to consummate the Transaction shall have been obtained, except for such approvals, consents, authorizations and waivers the failure to obtain which will not, individually or in the aggregate, result in a Material Adverse Effect on Seller following the Closing.

         Section 9.5 Absence of Injunctions. There shall not be in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental agency which restrains or prohibits Seller's consummation of the Transaction, or any threat by governmental authorities to exact any penalty or impose any economic detriment upon Seller if it consummates the Transactions that would have a Material Adverse Effect upon Seller following the Closing, provided that the parties will use their reasonable efforts to litigate against the entry of, or to obtain the lifting of, any such order, injunction or potential penalty or imposition, and the existence of any such temporary restraining order, preliminary injunction or potential penalty or imposition shall operate, at the option of Seller, only to delay the Closing (and extend the Termination Date) until the thirtieth day following the lifting of any such order or injunction or threat, except that such delay may not extend the original Termination Date for more than nine months.

         Section 9.6 Opinion of Counsel. Seller shall have received, on and as of the Closing Date, an opinion ofWilliam W. Horton, Esq., counsel to Buyer, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3(a), and 4.3(c) (to the knowledge of such counsel), subject to customary conditions and limitations.

         Section 9.7 Receipt of Other Documents. Seller shall have received the following:

                 (a) Certified copies of the resolutions of Buyer's board of directors respecting this Agreement, the Related Agreements and the Transactions;

                 (b) Certified copies of Buyer's Charter Documents, together with a certificate of Buyer's corporate secretary that none of such documents have been amended;

                 (c) One or more certificates as to the incumbency of each officer of Buyer who has signed the Agreement, any Related Agreement, or any certificate, document or instrument delivered pursuant to the Agreement or any Related Agreement;

                 (d) Good standing certificates for Buyer and for each Buyer Subsidiary from the Secretaries of State of the State of Delaware dated as of a date not earlier than 30 days prior to the Closing Date;

                 (e) Copies of all third party and governmental consents, permits and authorizations that Buyer has received in connection with the Agreement, the Related Agreements and the Transactions; and

                 (f) A certificate of Buyer executed on its behalf by the Chief Executive Officer, the Chief Financial Officer or the Treasurer of Buyer stating that to the best of their knowledge and belief, specifying in reasonable detail their basis for same, after giving effect to the Transaction, neither Buyer nor any of its Subsidiaries is insolvent or will be rendered insolvent by obligations incurred in connection therewith, or will be left with unreasonably small capital with which to engage in their businesses, or will have incurred obligations beyond their respective abilities to perform the same as and when due.

                                   ARTICLE 10
                                  TERMINATION

         Section 10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

                 (a)  By mutual consent of Seller and Buyer; or

                 (b) By either Buyer or Seller upon written notice to the other party, if (i) the Closing shall not have occurred by the later of April 30, 1995, the fifth business day following the expiration of the HSR waiting period, or such later date as may be provided for in this Agreement or agreed upon by the parties (the "Termination Date"); or (ii)(A) in the case of termination by Seller, the conditions set forth in Article 9 cannot reasonably be met by the Termination Date, and (B) in the case of termination by Buyer, the conditions set forth in Article 8 cannot reasonably be met by the Termination Date, unless in either of the cases described in clauses (A) or
(B), the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate.

Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise.

         Section 10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections,
5.5 and 5.6 and in Articles 11 and 12 shall survive. In the event of termination of this Agreement as provided above, there shall be no liability on the part of a party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 11 and except for fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.


                                   ARTICLE 11
                     SURVIVAL AND REMEDIES; INDEMNIFICATION

         Section 11.1 Survival. Except as may be otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of Buyer and Seller set forth in this Agreement, or in any writing required to be delivered in connection with this Agreement, shall survive the Closing and the consummation of the Transactions.

         Section 11.2 Exclusive Remedy. Absent fraud, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement and the Agreements shall be the remedies contained in this Article 11.

         Section 11.3  Indemnity by Seller.

                 (a) Seller shall indemnify Buyer and hold Buyer harmless from and against any and all loss, liability, damage and expense, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment (collectively "Losses"), which Buyer may sustain or suffer or to which Buyer may become subject as a result of:

                          (i) The inaccuracy of any representation or the breach of any warranty made by Seller herein or in a Agreement, provided that any such inaccuracy or breach shall be determined without regard to any qualification of such representation or warranty based upon the absence of a Material Adverse Effect on the Transferred Assets; and

                          (ii) The nonperformance or breach of any covenant or agreement made or undertaken by Seller in this Agreement or in any Related Agreement.

                 (b) The indemnification obligations of Seller provided above shall, in addition to the qualifications and conditions set forth in Sections
11.5 and 11.6, be subject to the following qualifications:

                          (i)  Buyer shall not be entitled to indemnity under
         Section 11.3(a)(i) above unless:

                                  (A)  Written notice to Seller of such claim
                 specifying the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the second anniversary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be;

                                  (B)  If the Closing occurs, the Losses
                 sustained or suffered by Buyer or to which it may be subject as a result of circumstances described in such Section 11.3(a)(i) exceeds, in the aggregate, $3,000,000 (the "Deductible Amount"), provided, however, that individual claims of $10,000 or less shall not be aggregated for purposes of calculating the Deductible Amount or the excess of Losses over the Deductible Amount; and

                                  (C) If the Closing occurs, in no event shall Seller be liable to Buyer under Section 11.3 for (1) amounts which, in the aggregate, exceed 100% of the Purchase Price or
                 (2) amounts below the Deductible Amount.

                          (ii) If the Closing occurs, Buyer shall not be entitled to indemnity under Subsection (a)(ii) above except for out-of-pocket Losses actually suffered or sustained by Buyer or to which Buyer may become subject as a result of circumstances described in such Subsections (a)(ii), and such indemnity shall not include Losses in the nature of consequential damages, lost profits, diminution in value, damage to reputation or the like.

         Section 11.4  Indemnity by Buyer.

                 (a) Buyer shall indemnify Seller and hold Seller harmless from and against any and all Losses which they may sustain or suffer or to which it may become subject as a result of:

                          (i) The inaccuracy of any representation or the breach of any warranty made by Buyer herein or in a Agreement;

                          (ii) The nonperformance or breach of any covenant or agreement made or undertaken by Buyer in this Agreement or in any Related Agreement;

                          (iii) If the Closing occurs, the ongoing operations of Buyer, RSC, the Subsidiaries and the Facilities after the Closing Date.

                 (b) The indemnification obligations of Buyer provided above shall, in addition to the qualifications and conditions set forth in Sections
11.5 and 11.6, be subject to the following qualifications:

                          (i)  Seller shall not be entitled to indemnity under
         Section 11.4(a)(i) above unless:

                                  (A)  Written notice to Buyer of such claim
                 specifying the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the first anniversary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be; and

                                  (B)  If the Closing occurs, the Losses
                 sustained or suffered by Seller or to which it may be subject as a result of circumstances described in such Section 11.4(a)(i) exceeds, in the aggregate, the Deductible Amount, provided, however, that individual claims of $10,000 or less shall not be aggregated for purposes of calculating the Deductible Amount or the excess of Losses over the Deductible Amount; and

                                  (C) If the Closing occurs, in no event shall Buyer be liable to Seller under Section 11.4(a)(i) for amounts below the Deductible Amount.

                          (ii)  If the Closing occurs, Seller and the
         Subsidiaries shall not be entitled to indemnity under Sections 11.4(a)(ii)-(iii) above except for out-of-pocket Losses actually suffered or sustained by them or to which they may become subject as a result of circumstances described in such Sections 11.4(a)(ii)-(iii), and such indemnity shall not include Losses in the nature of consequential damages, lost profits, diminution in value, damage to reputation or the like.

         Section 11.5 Further Qualifications Respecting Indemnification. The right of a party (an "Indemnitee") to indemnity hereunder shall be subject to the following additional qualifications:

                 (a) The Indemnitee shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial, governmental or otherwise, by any third party (such third party actions being collectively referred to herein as "Third Party Claims"), give notice thereof to the indemnifying party (the "Indemnitor"), such notice in any event to be given within 60 days from the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnitor; and

                 (b) In computing Losses, such amounts shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies or other related payments received or





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
receivable from third parties and net of any tax benefits actually received by the Indemnitee or for which it is eligible, taking into account the income tax treatment of the receipt of indemnification.

         Section 11.6 Procedures Respecting Third Party Claims. In providing notice to the Indemnitor of any Third Party Claim (the "Claim Notice"), the Indemnitee shall provide the Indemnitor with a copy of such Third Party Claim or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. The Indemnitor shall have the right, by notice given to the Indemnitee within 15 days after the date of the Claim Notice, to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnitor after consultation with the Indemnitee, and the Indemnitor shall pay all expenses of, and the Indemnitee shall cooperate fully with the Indemnitor in connection with, the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the Indemnitor shall agree otherwise. If the Indemnitor shall have failed to assume the defense of any Third Party Claim in accordance with the provisions of this Section, then the Indemnitee shall have the absolute right to control the defense of such Third Party Claim, and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by the Indemnitor, provided that the Indemnitor shall be entitled, at its expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such Third Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitor shall not be liable for any settlement effected by the Indemnitee without the Indemnitor's consent. The Indemnitor may assume and control, or bear the costs, of any such defense subject to its reservation of a right to contest the Indemnitee's right to indemnification hereunder, provided that it gives the Indemnitee notice of such reservation within 15 days of the date of the Claim Notice.


                                   ARTICLE 12
                               GENERAL PROVISIONS

         Section 12.1 Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any business day prior to 5:30 p.m. local time at the address of the addressee, or on the next succeeding business day if delivered on a non-business day or after 5:30 p.m. local time, (b) one business day after having been delivered to an air courier for overnight delivery or (c) five business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):





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
         If to NovaCare or Seller, addressed to:

                 NovaCare, Inc.
                 1016 West Ninth Avenue
                 King of Prussia, Pennsylvania  19406
                 Attention:  Timothy E. Foster
                                President and Chief Operating Officer
                 Facsimile:  (610) 992-3326

with a copy to counsel for Seller:

                 NovaCare, Inc.
                 1016 West Ninth Avenue
                 King of Prussia, Pennsylvania  19406
                 Attention:  Peter D. Bewley, Esq.
                 Facsimile:  (610) 902-3341

                 and

                 Tucci & Semes
                 Suite 206
                 Three Mill Road
                 Wilmington, Delaware  19806

If to Buyer, addressed to:

                 HEALTHSOUTH Corporation
                 Two Perimeter Park South
                 Birmingham, Alabama 35243
                 Attention:  Richard M. Scrushy
                                Chairman of the Board, President and
                                Chief Executive Officer
                 Facsimile:  (205) 969-4729

with a copy to counsel for Buyer:

                 HEALTHSOUTH Corporation
                 Two Perimeter Park South
                 Birmingham, Alabama 35243
                 Attention:  William W. Horton, Esq.
                 Facsimile:  (205) 969-4732

                 and

                 J. Brooke Johnston, Jr., Esq.
                 Haskell Slaughter Young & Johnston,
                  Professional Association
                 1200 AmSouth/Harbert Plaza
                 1901 Sixth Avenue North
                 Birmingham, Alabama 35203
                 Facsimile:  (205) 324-1133


         Section 12.2 Attorneys' Fees. In any litigation or other proceeding relating to this Agreement, including litigation with respect to any Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in such litigation or other proceeding. "Reasonable attorneys' fees" are no greater than those attorneys' fees actually incurred in obtaining a judgment or other determination in favor of the prevailing party.

         Section 12.3 Successors and Assigns. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either party without the prior written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted successors-in-interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

         Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 12.5 Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         Section 12.6 Entirety of Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) and the other documents and instruments specifically provided for in this Agreement contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific provision in which they are explicitly referenced.

         Section 12.7 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

         Section 12.8 Waiver. The failure of a party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by one party of the performance of any covenant, condition, representation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

         Section 12.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law thereof.

         Section 12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

         Section 12.11 Consents Not Unreasonably Withheld. Wherever the consent or approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such party at the sole or absolute discretion of such party or is otherwise similarly qualified.

         Section 12.12 Time Is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement. Consequently, the parties agree that they are bound strictly by the provisions concerning timely performance of their respective obligations contained in this Agreement and that if any attempt is made by either party to perform an obligation required to be performed or comply with a provision of this Agreement required to be complied with in a manner other than in strict compliance with the time period applicable thereto, even if such purported attempt is but one day late, then such purported attempt at performance or compliance shall be deemed a violation of this Section, shall be deemed in contravention of the intention of the parties hereto, and shall be null and void and of no force or effect.





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
                 IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.



                                     HEALTHSOUTH CORPORATION


                                     By
                                       ----------------------------------------

                                         Its
                                            -----------------------------------



                                     NOVACARE, INC.


                                     By
                                       ----------------------------------------

                                         Its
                                            -----------------------------------



                                     NC RESOURCES, INC.


                                     By
                                       ----------------------------------------

                                         Its
                                            -----------------------------------






                                       36